Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Second Quarter

2012 Financial Results

Operating Highlights

•	Q2 2012 Adjusted EBITDA of $7.6 million represents 36% growth over Q2 2011; 12% growth over Q1 2012

•	H1 2012 Adjusted EBITDA of $14.4 million represents 29% growth over H1 2011

•	Year-over-year Adjusted EBITDA growth in Q2 and H1 2012 in each of the three business segments

•	Year-over-year revenue growth for the second consecutive quarter and 10 of last 11 quarters

ATLANTA, July 23, 2012 – PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the second quarter ended June 30, 2012.

“I am pleased to report that we continue to improve our revenue and Adjusted EBITDA performance as the execution of our growth strategy across all three areas of our business gains momentum,” said Romil Bahl, president and chief executive officer.

“Each of our service segments played a part in delivering on our growth promise. The Recovery Audit – Americas business is starting to reap the benefits of big client wins last year and key renewals to drive the top-line, while driving out costs to further improve margins. The Recovery Audit – Europe/Asia Pacific team continues to transform our Service Delivery Model enabling Adjusted EBITDA improvement in a challenging top-line environment. Our Healthcare Claims Recovery Audit business again delivered revenue over plan. And our Analytics & Advisory Profit Optimization services team continues to rebound, with Q2 2012 revenues up 62% from Q4 2011 and 36% from Q1 2012,” concluded Bahl.

Consolidated Results for Three Months Ended June 30, 2012

Consolidated revenues for the second quarter of 2012 increased 1.9% to $51.7 million compared to $50.7 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenues for the second quarter of 2012 increased 5.4% compared to the same period in 2011.

Recovery Audit Services – Americas revenues for the second quarter of 2012 increased 6.1% to $29.6 million compared to $27.9 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenues for the second quarter increased by 8.8% compared to the same period in 2011.

Recovery Audit Services – Europe Asia/Pacific revenues for the second quarter of 2012 decreased 14.9% to $13.4 million compared to $15.8 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenues for the second quarter decreased by 8.4% compared to the same period in 2011.

New Services revenues for the second quarter of 2012 increased 22.8% to $8.7 million compared to $7.1 million in the same period in the prior year. The New Services segment represents Healthcare Claims Recovery Audit services and our Profit Optimization services.

Total cost of revenues for the second quarter of 2012 were $33.3 million, or 64.5% of revenue, compared to $34.5 million, or 68.1% of revenue, in the same period in the prior year. Margins improved in all three of the Company’s reporting segments. SG&A for the second quarter of 2012 was $12.7 million, or 24.6% of revenue, compared to $12.3 million, or 24.3% of revenue in the second quarter of 2011. Depreciation and amortization expenses were $3.0 million in the second quarter of 2012 compared to $2.3 million in the prior year second quarter.

Net earnings for the second quarter of 2012 were $1.0 million, or $0.04 per basic and diluted share, compared to net earnings of $0.7 million, or $0.03 per basic and diluted share, for the same period in 2011. Second quarter 2012 net earnings included foreign exchange losses on intercompany balances of $0.5 million compared to gains of $0.4 million, for the same period last year. Exclusive of such gains and losses, second quarter 2012 earnings exceeded prior year second quarter earnings by $1.2 million, or $0.05 per share.

Adjusted EBITDA for the second quarter of 2012 was $7.6 million compared to $5.6 million of Adjusted EBITDA for the same period in 2011. The 2012 second quarter Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.2 million related to stock-based compensation, $0.3 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation, $0.3 million in costs relating to an overtime pay claim, and $0.5 million of foreign currency losses on intercompany balances. The comparable Adjusted EBITDA amount for the second quarter of 2011 excludes from EBITDA for such period a $1.3 million charge for stock-based compensation, $0.3 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation and $0.4 million of foreign currency gains on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for Six Months Ended June 30, 2012

Consolidated revenues for the six months ended June 30, 2012 increased 1.9% to $103.3 million compared to $101.4 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenues for the six months ended June 30, 2012 increased 4.2% compared to the same period in 2011.

Recovery Audit Services – Americas revenues for the six months ended June 30, 2012 increased 2.4% to $58.4 million compared to $57.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenues for the six month period increased by 4.2% compared to the same period in 2011.

Recovery Audit Services – Europe Asia/Pacific revenues for the six months ended June 30, 2012 decreased 9.1% to $27.7 million compared to $30.5 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenues for the six month period decreased by 4.8% compared to the same period in 2011.

New Services revenues for the six months ended June 30, 2012 increased 23.6% to $17.2 million compared to $13.9 million in the same period in the prior year.

Total cost of revenues for the six months ended June 30, 2012 were $67.5 million, or 65.4% of revenue, compared to $69.1 million, or 68.1% of revenue, in the same period in the prior year. Margins improved in all three of the Company’s reporting segments. SG&A for the six months ended June 30, 2012 was $25.3 million, or 24.5% of revenue, compared to $24.7 million, or 24.4% of revenue in the same period in the prior year. Depreciation and amortization expenses were $6.9 million for the six months ended June 30, 2012 compared to $4.6 million in the same period in the prior year. The increases in depreciation and amortization expenses are primarily attributable to the additional amortization charges resulting from the BSI acquisition in December 2011 and associate migrations in the UK completed in January 2012 and June 2012.

Net earnings for the six months ended June 30, 2012 were $1.3 million, or $0.05 per basic and diluted share, compared to net earnings of $1.1 million, or $0.04 per basic and diluted share, for the same period in 2011. First half 2012 net earnings included foreign exchange losses on intercompany balances of $0.2 million compared to gains of $0.9 million for the same period last year. Exclusive of such gains and losses, first half 2012 earnings exceeded prior year first half earnings by $1.2 million, or $0.05 per share.

Adjusted EBITDA for the six months ended June 30, 2012 was $14.4 million compared to $11.1 million of Adjusted EBITDA for the same period in 2011. The six months ended June 30, 2012 Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $2.6 million related to stock-based compensation, $0.5 million of transformation severance and related expenses, a $0.2 million charge for acquisition obligations classified as compensation, $0.6 million in costs relating to an overtime pay claim, and $0.2 million of foreign currency losses on intercompany balances. The comparable Adjusted EBITDA amount for the six months ended June 30, 2011 excludes from EBITDA for such period a $2.2 million charge for stock-based compensation, $1.1 million of transformation severance and related expenses, a $0.2 million charge for acquisition obligations classified as compensation and $0.9 million of foreign currency gains on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At June 30, 2012, the Company had unrestricted cash and cash equivalents of $11.8 million and had no borrowings against its revolving credit facility. Bank debt outstanding at quarter end was $7.5 million, which represented the outstanding balance on a variable rate term loan due quarterly through 2014.

Second Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s second quarter 2012 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 96729038.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location beginning approximately two hours after the conclusion of the live audiocast, extending through September 30, 2012. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay. Media Player can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,600 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery™, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and revenue and Adjusted EBITDA growth, business development efforts, and the success of its growth strategies and expansion into new markets. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company's business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 15, 2012. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$51,658	$50,704	$103,307	$101,422
Operating expenses:
Cost of revenues	33,312	34,523	67,530	69,117
Selling, general and administrative expenses	12,696	12,297	25,333	24,727
Depreciation of property and equipment	1,579	1,214	3,092	2,395
Amortization of intangible assets	1,459	1,129	3,786	2,250

Total operating expenses	49,046	49,163	99,741	98,489

Operating income	2,612	1,541	3,566	2,933

Foreign currency transaction (gains) losses on short-term intercompany balances	497	(431)	158	(879)
Interest expense, net	529	478	1,033	825

Earnings before income taxes	1,586	1,494	2,375	2,987

Income tax expense	584	784	1,081	1,905

Net earnings	$1,002	$710	$1,294	$1,082

Basic earnings per common share	$0.04	$0.03	$0.05	$0.04

Diluted earnings per common share	$0.04	$0.03	$0.05	$0.04

Weighted average common shares outstanding:
Basic	25,257	24,522	25,283	24,391

Diluted	25,809	24,949	25,787	24,742

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$11,837	$20,337
Restricted cash	177	64
Receivables:
Contract receivables, net	45,613	40,624
Employee advances and miscellaneous receivables, net	1,233	1,343

Total receivables	46,846	41,967

Prepaid expenses and other current assets	4,340	5,594

Total current assets	63,200	67,962

Property and equipment, net	19,753	18,586
Goodwill	13,887	13,194
Intangible assets, net	20,933	23,406
Deferred income taxes	932	831
Other assets	2,283	2,434

Total assets	$120,988	$126,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,498	$15,035
Accrued payroll and related expenses	17,502	21,920
Refund liabilities and deferred revenue	7,739	8,434
Current portion of debt	3,000	3,000
Business acquisition obligations	5,538	3,502

Total current liabilities	48,277	51,891

Long-term debt	4,500	6,000
Noncurrent business acquisition obligations	2,912	5,604
Other long-term liabilities	3,156	3,828

Total liabilities	58,845	67,323

Shareholders’ equity:
Common stock	253	251
Additional paid-in capital	575,729	574,266
Accumulated deficit	(517,298)	(518,592)
Accumulated other comprehensive income	3,459	3,165

Total shareholders’ equity	62,143	59,090

Total liabilities and shareholders’ equity	$120,988	$126,413

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Earnings to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Reconciliation of net earnings to EBIT, EBITDA and Adjusted EBITDA:

Net earnings	$1,002	$710	$1,294	$1,082

Income tax expense	584	784	1,081	1,905
Interest expense, net	529	478	1,033	825

EBIT	2,115	1,972	3,408	3,812

Depreciation of property and equipment	1,579	1,214	3,092	2,395
Amortization of intangible assets	1,459	1,129	3,786	2,250

EBITDA	5,153	4,315	10,286	8,457

Foreign currency transaction (gains) losses on short-term intercompany balances	497	(431)	158	(879)
Acquisition obligations classified as compensation	94	131	195	228
Transformation severance and related expenses	276	270	518	1,097
Legal costs for overtime pay claim	328	—	577	—
Stock-based compensation	1,239	1,301	2,640	2,202

Adjusted EBITDA	$7,587	$5,586	$14,374	$11,105

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings	$1,002	$710	$1,294	$1,082
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	3,038	2,343	6,878	4,645
Amortization of deferred debt costs	45	46	91	91
Stock-based compensation expense	1,239	1,301	2,640	2,202
Foreign currency transaction (gains) losses on short-term intercompany balances	497	(431)	158	(879)
Increase in receivables	(5,983)	(2,372)	(4,796)	(1,738)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	(184)	3,721	(5,666)	6,848
Other, primarily changes in assets and liabilities	(758)	(1,289)	271	(2,068)

Net cash provided by (used in) operating activities	(1,104)	4,029	870	10,183

Cash flows used in investing activities:
Business acquisitions	(440)	—	(1,437)	—
Purchases of property and equipment, net of disposals	(2,253)	(2,748)	(4,220)	(4,227)

Net cash used in investing activities	(2,693)	(2,748)	(5,657)	(4,227)

Net cash used in financing activities	(2,208)	(1,327)	(3,779)	(2,186)

Effect of exchange rates on cash and cash equivalents	(350)	283	66	686

Net increase (decrease) in cash and cash equivalents	(6,355)	237	(8,500)	4,456

Cash and cash equivalents at beginning of period	18,192	22,667	20,337	18,448

Cash and cash equivalents at end of period	$11,837	$22,904	$11,837	$22,904

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Revenues
Recovery Audit Services - Americas	$29,592	$27,901	$1,691	$58,405	$57,014	$1,391
Recovery Audit Services - Europe/Asia-Pacific	13,411	15,753	(2,342)	27,716	30,505	(2,789)
New Services	8,655	7,050	1,605	17,186	13,903	3,283

Total	$51,658	$50,704	$954	$103,307	$101,422	$1,885

Cost of revenues
Recovery Audit Services - Americas	$16,070	$15,597	$(473)	$32,022	$32,240	$218
Recovery Audit Services - Europe/Asia-Pacific	10,006	12,068	2,062	21,081	23,658	2,577
New Services	7,236	6,858	(378)	14,427	13,219	(1,208)

Total	$33,312	$34,523	$1,211	$67,530	$69,117	$1,587

Selling, general and administrative expenses
Recovery Audit Services - Americas	$5,225	$4,652	$(573)	$10,087	$10,028	$(59)
Recovery Audit Services - Europe/Asia-Pacific	868	1,398	530	2,119	2,561	442
New Services	1,516	1,338	(178)	2,913	2,566	(347)
Corporate	5,087	4,909	(178)	10,214	9,572	(642)

Total	$12,696	$12,297	$(399)	$25,333	$24,727	$(606)

Depreciation of property and equipment
Recovery Audit Services - Americas	$990	$769	$(221)	$1,905	$1,543	$(362)
Recovery Audit Services - Europe/Asia-Pacific	87	95	8	127	183	56
New Services	502	350	(152)	1,060	669	(391)

Total	$1,579	$1,214	$(365)	$3,092	$2,395	$(697)

Amortization of intangible assets
Recovery Audit Services - Americas	$767	$571	$(196)	$2,353	$1,144	$(1,209)
Recovery Audit Services - Europe/Asia-Pacific	490	340	(150)	1,029	672	(357)
New Services	202	218	16	404	434	30

Total	$1,459	$1,129	$(330)	$3,786	$2,250	$(1,536)

Operating income (loss)
Recovery Audit Services - Americas	$6,540	$6,312	$228	$12,038	$12,059	$(21)
Recovery Audit Services - Europe/Asia-Pacific	1,960	1,852	108	3,360	3,431	(71)
New Services	(801)	(1,714)	913	(1,618)	(2,985)	1,367
Corporate	(5,087)	(4,909)	(178)	(10,214)	(9,572)	(642)

Total	$2,612	$1,541	$1,071	$3,566	$2,933	$633

Adjusted EBITDA
Recovery Audit Services - Americas	$8,648	$7,922	$726	$16,986	$15,683	$1,303
Recovery Audit Services - Europe/Asia-Pacific	2,558	2,287	271	4,594	4,446	148
New Services	229	(1,015)	1,244	368	(1,654)	2,022
Corporate	(3,848)	(3,608)	(240)	(7,574)	(7,370)	(204)

Total	$7,587	$5,586	$2,001	$14,374	$11,105	$3,269

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents services provided to healthcare organizations (including recovery audit services), financial advisory services and business analytics services.